Exhibit 99.1

Masimo Announces Changes to Governance Structure and Practices
H Michael Cohen Selected as Lead Independent Director
Two Additional New Directors to Be Named to Board Following Consultation with Stockholders
Significant Governance Changes Announced,
Including Termination of Rights Agreement and Plan to Declassify Board
Irvine, California – March 23, 2023 – Masimo Corporation (Nasdaq: MASI) today announced changes to its Board of Directors and governance policies, the result of an ongoing board refreshment and governance review process informed by regular engagement with stockholders.
“We recently visited several of our large stockholders and had good discussions with them,” said Joe Kiani, Masimo’s founder, Chairman, and CEO. “Based on their feedback, as well as feedback we previously received from other stockholders, the Board has decided to make a number of changes.”
The Independent Directors of Masimo’s Board have unanimously elected H Michael Cohen as its Lead Independent Director. In this role, Mr. Cohen will be responsible for leading meetings of the Independent Directors, presiding at meetings of the Board at which the Chairman is not present and providing input on Board agendas and materials in advance of Board meetings.
“We are pleased to announce these changes to our Board’s structure and policies, which are informed by feedback from our stockholders,” said Mr. Cohen. “The Board is confident that the changes we are announcing today will position it to continue to provide effective oversight as we seek to maximize value for all stockholders. Over the past twelve months, our Independent Directors have met with holders of more than 50% percent of Masimo’s stock as part of our investor engagement program. As our actions demonstrate, we are committed to collaborating productively with all Masimo’s stockholders in support of long-term value creation.”
In response to specific and broad-based stockholder feedback, the Board has also decided to expand its size from five to seven members. With the support of an external advisory firm, the Board’s Nominating, Compliance and Corporate Governance Committee has initiated a search process for two new, highly qualified and complementary independent directors. This process reflects the Board’s commitment to regular refreshment with highly qualified, experienced directors and responsiveness to input from stockholders. In connection with this process, the Board will continue to solicit feedback from the Company’s stockholders regarding specific individuals as well as qualities and experience that would be beneficial for the Board.
In addition, the Board has resolved to put forward, and recommend that stockholders vote in favor of, a proposal to stockholders for a vote at Masimo’s 2023 Annual Meeting of Stockholders to amend the Company’s Charter to declassify the Board, which will result in one-year terms for all directors. The proposal to declassify the Board will be detailed in Masimo’s 2023 proxy statement, which will be filed with the Securities and Exchange Commission in advance of Masimo’s 2023 Annual Meeting of Stockholders. If approved, the declassification of the Board would begin with the directors up for election at the 2024 Annual Meeting, with the Board becoming fully declassified at the 2026 Annual Meeting.
Masimo’s Board of Directors has also terminated the Rights Agreement it adopted on September 9, 2022, effective as of March 22, 2023. Stockholders are not required to take any action as a result of the termination of the Rights Agreement.

The Board does not currently intend to adopt another rights plan. If such a rights plan were to be adopted as a result of new circumstances arising in the future, the Board would seek stockholder approval of the rights plan within 12 months of its adoption unless it terminated the rights plan prior to such time.
Finally, the Board has made certain changes to its executive compensation program to better align compensation with stockholder returns and in response to last year’s say-on-pay vote at the 2022 Annual Meeting and subsequent stockholder feedback. Specifically, Masimo has moved to multi-year performance goals for its equity-based incentive awards by incorporating three-year cumulative performance metrics rather than annual metrics at the end of a three-year performance period. In addition, the Company has added market-based performance conditions, including a relative Total Shareholder Return (“TSR”) metric that targets the Company’s TSR performance at the 55th percentile ranking relative to the constituents of the Nasdaq Composite Index.
About Masimo
Masimo (Nasdaq: MASI) is a global medical technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. In addition, Masimo Consumer Audio is home to eight legendary audio brands, including Bowers & Wilkins®, Denon®, Marantz®, and Polk Audio®. Our mission is to improve life, improve patient outcomes, and reduce the cost of care. Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, introduced in 1995, has been shown in over 100 independent and objective studies to outperform other pulse oximetry technologies. Masimo SET® has also been shown to help clinicians reduce severe retinopathy of prematurity in neonates, improve CCHD screening in newborns, and, when used for continuous monitoring with Masimo Patient SafetyNet™ in post-surgical wards, reduce rapid response team activations, ICU transfers, and costs. Masimo SET® is estimated to be used on more than 200 million patients in leading hospitals and other healthcare settings around the world, and is the primary pulse oximetry at 9 of the top 10 hospitals as ranked in the 2022-23 U.S. News and World Report Best Hospitals Honor Roll. In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®), RPVi™ (rainbow® PVi), and Oxygen Reserve Index (ORi™). In 2013, Masimo introduced the Root® Patient Monitoring and Connectivity Platform, built from the ground up to be as flexible and expandable as possible to facilitate the addition of other Masimo and third-party monitoring technologies; key Masimo additions include Next Generation SedLine® Brain Function Monitoring, O3® Regional Oximetry, and ISA™ Capnography with NomoLine® sampling lines. Masimo’s family of continuous and spot-check monitoring Pulse CO-Oximeters® includes devices designed for use in a variety of clinical and non-clinical scenarios, including tetherless, wearable technology, such as Radius-7®, Radius PPG®, and Radius VSM™, portable devices like Rad-67®, fingertip pulse oximeters like MightySat® Rx, and devices available for use both in the hospital and at home, such as Rad-97®. Masimo hospital and home automation and connectivity solutions are centered around the Masimo Hospital Automation™ platform, and include Iris® Gateway, iSirona™, Patient SafetyNet, Replica®, Halo ION®, UniView®, UniView :60™, and Masimo SafetyNet®. Its growing portfolio of health and wellness solutions includes Radius T°® and the Masimo W1™ watch. Additional information about Masimo and its products may be found at www.masimo.com. Published clinical studies on Masimo products can be found at www.masimo.com/evidence/featured-studies/feature.
ORi, RPVi, and Radius VSM have not received FDA 510(k) clearance and are not available for sale in the United States. The use of the trademark Patient SafetyNet is under license from University HealthSystem Consortium.
Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding Masimo’s planned changes to its Board of Directors and governance policies, including the planned appointment of two new, highly qualified and complementary directors, the anticipated benefits of these changes, Masimo’s plans to present the proposed declassification of the Board at Masimo’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”) and Masimo’s products and technologies. These forward-looking statements are based on current expectations about future events affecting us and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements as a result of various risk factors, including, but not limited to; risks related to our assumptions regarding the repeatability of clinical results; risks related to our belief that Masimo’s unique noninvasive measurement technologies, including Masimo SpHb and rainbow®, contribute to positive clinical outcomes and patient safety; risks related to our belief that Masimo noninvasive medical breakthroughs provide cost-effective solutions and unique advantages; risks related to COVID-19; as well as other factors discussed in the “Risk Factors” section of our most recent reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. We do not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in our most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.
Important Additional Information and Where to Find It:
The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the 2023 Annual Meeting. The Company plans to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2023 Annual Meeting (the “2023 Proxy Statement”), together with a proxy card. STOCKHOLDERS ARE URGED TO READ THE 2023 Proxy Statement (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, none of whom owns in excess of one percent (1%) of the Company’s outstanding shares of common stock, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2023 Proxy Statement and other materials to be filed with the SEC in connection with the 2023 Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2022 annual meeting of stockholders (the “2022 Proxy Statement”), filed with the SEC on April 5, 2022. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2022 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC.
Stockholders will be able to obtain, free of charge, copies of the 2023 Proxy Statement, any amendments or supplements thereto and any other documents (including the proxy card) when filed by the Company with the SEC in connection with the 2023 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (https://www.masimo.com/).
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Investor Contact: Eli Kammerman	Media Contact: Evan Lamb
(949) 297-7077	(949) 396-3376
ekammerman@masimo.com	elamb@masimo.com

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